Exhibit 10.9


                      PUBLIC RELATIONS / INVESTOR RELATIONS
                              CONSULTING AGREEMENT


This Public Relations/Investor Relations Consulting Agreement, made as of this 23rd day pf September, 1999, by and between TALK STOCK WITH ME INC., a California corporati/oon having its principal office located at 1875 Century Park East, Suite 150, Century City, CA 90067 (hereinafter referred to as the OConsultantO) and Cathay Online, Inc., a N a corporation having its principal office located at Suite #302 N593 Granville Street Vene~uw~, BCV~ 1~&(the OCOMPANYO). ~.dc.too~, (ea.s+ ui 4, tc~oi~. Recitals

     WHEREAS, the COMPANY, a public COMPANY, requires public relations/investor relations services and assistance and desires to employ Consultant, as an independent contractor Consultant, to provide such services, and Consultant is agreeable to such employment, and the parties desire a written document formalizing their relationship and evidencing the terms of their agreement;

                                    Agreement

     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises and covenants, the parties have agreed as follows:

1. Appointment. The COMPANY hereby retains the Consultant as its non-exclusive public relations/investor relations counsel and hereby retains and employs Consultant, on the terms and conditions of this Agreement. The Consultant accepts such appointment and agrees to perform the services in accordance with the terms and conditions of this Agreement.

2. Term. The term of this Agreement shall begin on September 23, 1999 and shall terminate on September 23, 2000.


3.   Services

     (a)  Consultant   shall  act,   generally,   as  a   non-exclusive   public
          relations/investor  relations  counsel  essentially,  acting

          (1)  as a liaison between the COMPANY and its stockholders

          (2) as an advisor to the COMPANY with respect to existing and potential market makers, broker-dealers, underwriters, and investors as well as being a liaison between the COMPANY and such persons; and


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          (3)  as an advisor to the COMPANY with respect to  communications  and information (e.g., interviews, pre recorded or live conferences, COMPANY information on talk-stock.com etc.) As well as planning, designing, developing, organizing, writing and distributing such communications and information as the COMPANY may request or
               direct.  (Press  releases,   content  and  distribution  are  the
               exclusive responsibility of the COMPANY.)

     (b) As the COMPANY shall request or direct, Consultant shall assist in establishing, and advise the COMPANY with respect to: shareholder meetings, interviews of COMPANY officers by analysts, market makers, broker-dealers, end other members of the financial community, in the United States and/or Canada and/orEurope.

     (c) Consultant shall seek to make the COMPANY, its management, its products, and its financial situation and prospects, known to the financial press and publications, broker-dealers, and other members of the financial community, in the United States and/or Canada and/or Europe.

     (d) As the COMPANY shall request or direct, Consultant shall act, generally as a public relations/investor relations counsel or to the COMPANY, including:

          (1)  introducing the COMPANY to broker-dealers,  market makers, banks,
               financial   advisors,   financial   institutions   and  potential
               investors,  in the United States and/or Canada and/or Europe;

          (2) Arrange interviews and analyst meetings, and securing invitation of the COMPANY to appropriate conferences and business events, and similar public relations/investor relations events.

          (3) Internet: Online Broadcast special target, Online Broadcast (pre event - to email list created by targeted broadcast), Online Conference setup & design, Online Conference, (approximately two 2 per month) Online Investor Chatroom (setup & design), Online Investor Chatroozn (hosting).

     (e) The initial services to be rendered by Consultant, at COMPANTS expense, shall be: per Venue Description, Schedule OAO

          (1)  Broker and investor  introductions  to COMPANY via internet;

          (2) the fulfillment and distribution of leads generated by promotions throughout the broker network derived through internet venues;

          (3) conference dialogue (chat) with brokers and investors as prescribed in (d); [1], (2], and [3], shall be mutually agreed upon by both Consultant and the COMPANY. The funds required to fulfill these obligations are to be expended out and mutually agreed upon by both Consultant and the COMPANY prior to expenditure.


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4.   Umitations on Services. The parties recognize that certain responsibilities and obligations are imposed by both U.S. and foreign securities laws as well as by the applicable rules and reguLations of the NASD, In-house Odue
     diligenceO  or   OcomplianceO   departments  of  brokerage   houses,   etc.
     Accordingly, Consultant agrees:

     (a) Consultant shall NOT release any financial or other information or data about the COMPANY without the consent and approval of the COMPANY.

     (b) Consultant shall NOT conduct any meeting with financial analyst without informing the COMPANY in advance of the proposed meeting and the format or agenda of such meeting and the COMPANY may elect to have a representative of the COMPANY attend at such meeting.

     (c) Consultant shall NOT release any information or data about the COMPANY to any selected or limited person(s), entity, or group If the Consultant is aware that such information or data has not been generally released or promulgated.

     (d) After notice by the COMPANY of filing for a proposed public offering of securities of the COMPANY, and during any period of restriction on publicity, the Consultant shall not engage in any public relations efforts not in the normal course without approval of counsel for the Consultant and of counsel for the underwriter(s), if any.

     (e) The Consultant shall NOT take any action or advise or knowingly permit the COMPANY to take any action, which would violate any domestic or foreign securities, laws or rules and regulations issued thereunder.


5.   Duties of COMPANY.

     (a) The COMPANY shall supply Consultant, on a regular and timely basis, with all approved data and information about the COMPANY, Its management, its products, and its operations and the COMPANY shall be responsible for advising Consultant of any facts which would affect the accuracy. of any prior data and information previously supplied Oto Consultant so that Consultant may take corrective action.

     (b)  The COMPANY shall,  from time to time as applicable,  promptly  supply
          Consultant:

          (1) . with full and complete copies of any and all filings with the Securities and Exchange Commission and all foreign securities agencies;


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          (2)  with  full and  complete  copies  of all  filings  with any stock exchanges;  (3) with full end complete  copies of all shareholder
               reports  and   communications   whether  or  not  prepared   with
               CONSULTANTOS assistance; (4) with all data and information supplied to any analyst, broker-dealer, market maker, or other
               member   of  the   financial   community;   and  (5)   with   all
               product/services brochures, sales materials, etc.

          (c) The COMPANY shall promptly notify Consultant of any event which triggers any restrictions on publicity, together with a statement as to the countries, included within the publicity restriction requirements.

          (d) The COMPANY shall, contemporaneously with supplying information or data to Consultant, notify Consultant if any information or data being supplied to Consultant has not been generally released or promulgated.


6.   Representation and Indemnification:

     (a) The COMPANY shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information, and material data which it supplies to Consultant and the COMPANY acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing their public relations functions.

     (b) Consultant, in the absence of notice in writing from COMPANY, will rely on the continuing accuracy of material, information, and data supplied by the COMPANY.

     (c) The COMPANY hereby agrees to indemnify Consultant against, and to hold Consultant harmless from, any claims, demands, suits, losses, damages, etc. arising out of CONSULTANTS reliance upon the accuracy and continuing accuracy of such material facts, material information, and material data, unless Consultant has been negligent in fulfilling its duties and obligations hereunder.

     (d) The COMPANY hereby agrees to indemnify Consultant against, and to hold Consultant harmless from, any claims, demands, suits, losses, damages, etc. arising out of CONSULTANTS reliance on the general availability of infonnation supplied to Consultant unless Consultant has been negligent in fulfilling their duties and obligations hereunder.


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     (e)  OThe  COMPANY  hereby   authorizes   Consultant  to  issue  correctly;
          amendatory, supplemental, or explanatory, shareholder communications and reports, or data supplied to analysts, broker-dealers, market makers, or other members of the financial community.


7. Compensation. For all public relations/investor relations services rendered hereunder during the term hercof COMPANY and/or certain stockholders ("STOCKHOLDERS") shall issue Consultant as follows:

     (a) COMPANY shall pay Consultant $3,500.00 U.S. This agreement is for twelve (12) months beginnIng September 23, 1999 and ending September 23,2000. First end last months are due and payable upon execution of this agreement Payment hereafter will be due and payable on the first
          (13t) of each month~

     (b) COMPANY shall issue to Consultant immediately following execution hereof, $25,000.00 U.S. cash value free trading shares of the common stock of Cathay Online, Inc..

     (c) Campaign (public relations/investor relations) will commence upon the receipt of(a) and (b) in its entirety.

     (d) The parties acknowledge that in negotiating these fees they recognize that the services contemplated under this Agreement may not be performed in equal monthly segments, but may be substantial during the earlier portion of the term of this Agreement, but less after the relationships and communication lines are established directly by the COMPANY. Accordingly, the lessening of the proportion of servces over the later portion of this Agreement shall not constitute a breach of Agreement or termination.

     (e) The COMPANY shall pay its own costs and expenses incurred by Consultant in providing the contemplated public relations/investor relations services, including, but not limited to: out-of pocket expenses for telephone/facsimile charges, postage and delivery services charges, as well as compensation to third party vendors, copywriters, stafF writers, art and graphic personnel, printing, etc. COMPANY approves all costs in excess of $500.00 prior to incurrence. A Proposed Monthly Investor Relations Expenses report, which outlines the monthly expenses, is attached hereto and incorporated herein as Exhibit A

     (f) For all special services, not within the scope of this Agreement, COMPANY shall pay Consultant such fees, costs, and expenses as, and when, the parties shall determine in advance of performance of the special


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          services  provided  that the  COMPANY  has  agreed in  advance  to the special services.

8. Billing and Payment For all services contemplated to be rendered hereunder, and the costs and expenses thereof, the COMPANY shall pay Consultant as outlined in paragraph 7(a), and (b).

9. RelationshIp of Parties. Consultant is an independent contractor, responsible for compensation of its own affiliates, agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workmenOs compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties and no party is intended to have any interest in the business or property of the other by reason of this Agreement

10. Terminatwn. This Agreement may be terminated by either the COMPANY or the Consultant prior to the expiration of the term provided in paragraph (2) above as follows:

     (a) Upon failure of the other party to cure default under, or a breach of, this agreement within ninety (90) days after written notice is given to such default or breach by the terminating party;

     (b) upon the, bankruptcy or liquidation of the other party; whether voluntary or Involuntary;

     (c)  upon the other party taking the benefit of any insolvency law; and/or

     (d) upon the other party having or applying for a receiver appointed for all or a substantial part of such party's assets or business.

     (e) The COMPANY may terminate this agreement with ninety (90) dayOs notice. All monthly cash payments wilt cease upon the date of termination. The options issued under section 7(c) in this agreement axe exempt from this clause and remain effective for twenty - four
          (24) months.

11. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.O

12. Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties.

13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, via fax transmittal and followed by certified mail, return receipt requested, to the principal office of the party being notified.


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14.  Entire  Agreement,  This  instrument  contains the entire  Agreement of the parties and may be modified only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought If any provision of this Agreement is declared void, such provision shall be severed from this Agreement, which shall otherwise remain in full force and effect.

15. Governing Law. This Agreement shall be a contract made in the State of California and shall be interpreted and governed by, and construed in accordance with, the laws of the State of California.

16. taxes. Any and all taxes, excises, assessments, levies, interest and penalties, which may be assessed, levied, demanded, or imposed by any governmental agency in connection with this Agreement, shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

17. brbltration. Any Controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Los Angeles, California, in accordance with the applicable rules of the American Arbitration Association.

18. Counteruarts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement


COMPANY: CatbayOnline, Inc.


By:                                     Date:


TALK STOCK WITH ME, INC.


By:                                     Date: